FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                             PATTEN TOWERS, L.P., II

                                DECEMBER 31, 2002

                             Patten Towers, L.P., II

                                TABLE OF CONTENTS

                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                   3

FINANCIAL STATEMENTS

         BALANCE SHEET                                                         4

         STATEMENT OF OPERATIONS                                               5

         STATEMENT OF CHANGES IN PARTNERS' CAPITAL                             6

         STATEMENT OF CASH FLOWS                                               7

         NOTES TO FINANCIAL STATEMENTS                                         8

    Reznick Fedder & Silverman
     Certified Public Accountants  A Professional Corporation


                                                   Two Hopkins Plaza, Suite 2100
                                                   Baltimore, MD 21201
                                                   410-783-4900 Phone
                                                   410-727-0460 Fax
                                                   www.rfs.corn



                          INDEPENDENT AUDITORS' REPORT



To the Partners
Patten Towers, L.P., II

     We have audited the accompanying balance sheet of Patten Towers, L.P., II, as of December 31, 2002, and the related statements of operations, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patten Towers, L.P., II, as of December 31, 2002, and the results of its operations, the changes in partners' capital, and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note C to the financial statements, as shown in the financial statements, the Partnership is in default on certain covenants of its bond agreements at December 31, 2002, primarily as a result of a failure to make principal payments during 2002. The lenders may demand repayment of the bonds. No such demand has been made. Negotiations are presently under way to obtain revised debt agreements to permit the realization of assets and the liquidation of liabilities in the ordinary course of business. The Partnership cannot predict what the outcome of the negotiations will be. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                 /s/Reznick Fedder & Silverman
Baltimore, Maryland
February 27, 2003

                             Patten Towers, L.P., II

                                 BALANCE SHEET

                               December 31, 2002


                                     ASSETS

INVESTMENT IN RENTAL PROPERTY
 Land                                                                                        $            290,000
 Building and improvements                                                                             10,699,853
 Furniture, fixtures and equipment                                                                        125,081
                                                                                             ---------------------

                                                                                                       11,114,934
Less accumulated depreciation                                                                           2,720,217
                                                                                             ---------------------

                                                                                                        8,394,717
OTHER ASSETS
 Cash                                                                                                       8,103
 Restricted cash                                                                                          438,290
 Accounts receivable - tenants                                                                              3,398
 Accounts receivable - HUD                                                                                 27,405
 Tenant security deposits held in trust                                                                    37,531
 Prepaid expenses                                                                                           5,052
 Bond issuance cost, net of accumulated amortization of $80,847                                           231,225
 Tax credit monitoring fee, net of accumulated amortization of $11,971                                     21,179
                                                                                             ---------------------
                                                                                             $          9,166,900
                                                                                             =====================

                                               LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
  Promissory note payable                                                                    $          6,025,000
  Accounts payable and accrued liabilities                                                                107,584
  Accrued management fees                                                                                  85,731
  Accrued oversight fees                                                                                   43,701
  Tenant security deposits                                                                                 28,884
  Prepaid rents                                                                                             1,029
  Miscellaneous liabilities                                                                                37,203
  Due to affiliates                                                                                       132,473
  Accrued interest - affiliate                                                                              5,249
  Accrued interest - third party                                                                          193,821
  Accrued property taxes                                                                                  136,780
  Deferred developer's fee                                                                              1,137,522
                                                                                             ---------------------

                                                                                                        7,934,977

CONTINGENCY                                                                                                     -
                                                                                                        1,231,923
PARTNERS' CAPITAL
                                                                                             ---------------------

                                                                                             $          9,166,900
                                                                                             =====================

                        See notes to financial statements

                             Patten Towers, L.P., II

                             STATEMENT OF OPERATIONS

                          Year ended December 31, 2002


Revenue
 Rental                                                                                        $         1,190,317
 Other                                                                                                      45,734
                                                                                               --------------------
        Total revenue
                                                                                                         1,236,051
                                                                                               --------------------

Expenses
 Depreciation                                                                                              417,381
 Amortization                                                                                               12,612
 Interest                                                                                                  383,586
 Administrative                                                                                             86,546
 Property management fees                                                                                   79,560
 Repairs and maintenance                                                                                   264,531
 Property insurance                                                                                         69,594
 Real estate taxes                                                                                         120,676
 Salaries and wages                                                                                        185,310
 Bad debts                                                                                                  13,485
 Utilities                                                                                                 237,600
 Miscellaneous operating                                                                                    34,822
 Financing                                                                                                  14,912
 Miscellaneous taxes and insurance                                                                          75,587
                                                                                               --------------------

      Total expenses                                                                                     1,996,202
                                                                                               --------------------

      NET LOSS                                                                                 $          (760,151)
                                                                                               ====================


                        See notes to financial statements

                             Patten Towers, L.P., II

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                          Year ended December 31, 2002


Partners' capital, December 31, 2001                                                          $      1,992,074

Net loss                                                                                              (760,151)
                                                                                              ---------------------

Partners' capital, December 31, 2002                                                          $      1,231,923
                                                                                              =====================


















                        See notes to financial statements

                             Patten Towers, L.P., II

                             STATEMENT OF CASH FLOWS

                          Year ended December 31, 2002


Cash flows from operating activities
 Net loss                                                                                      $         (760,151)
 Adjustments to reconcile net loss to net cash
 used in operating activities
    Depreciation                                                                                          417,381
    Amortization                                                                                           12,612
    (Increase) decrease in assets
      Accounts receivable - tenants                                                                        11,227
      Accounts receivable - other                                                                           8,722
      Prepaid expenses                                                                                      9,379
      Due from affiliates                                                                                     134
    Increase (decrease) in liabilities
      Accounts payable and accrued liabilities                                                             11,955
      Accrued management fees                                                                              62,064
      Accrued interest - affiliate                                                                          5,249
      Accrued interest - third party                                                                       18,332
      Tenant security deposits, net                                                                       (22,726)
      Prepaid rents                                                                                        (1,380)
      Accrued property taxes                                                                              (31,239)
                                                                                               --------------------

        Net cash used in operating activities                                                            (258,441)
                                                                                               --------------------

Cash flows from investing activities
 Purchase of rental property                                                                             (221,351)
 Restricted cash held by Bond Trustee                                                                     350,837
                                                                                               --------------------

        Net cash provided by investing activities                                                         129,486
                                                                                               --------------------

Cash flows from financing activities
 Principal payments on mortgage payable                                                                  (195,000)
 Increase in due to affiliates                                                                            122,473
                                                                                               --------------------

      Net cash used in financing activities                                                               (72,527)
                                                                                               --------------------

      NET DECREASE IN CASH                                                                               (201,482)

Cash, beginning                                                                                           209,585
                                                                                               --------------------

Cash, ending                                                                                                8,103
                                                                                               ====================

Supplemental disclosure of cash flow information
 Cash paid during the year for interest                                                        $          360,005
                                                                                               ====================


                        See notes to financial statements

                             Patten Towers, L.P., II

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2002


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Patten Towers, L.P., II (the Partnership), was organized as a limited partnership under the laws of the State of Tennessee during November 1995. The Partnership was formed to acquire, own, develop, rehabilitate, maintain, and operate a 221-unit rental housing project located in Chattanooga, Tennessee, called Patten Towers Apartments (the Project).

     During November 2001, the Partnership agreement was amended to remove the old general partner and admit the new general partner, Patten Towers - Yarco, LLC as 1 percent general partner and WNC Housing Tax Credit Fund V, L.P., Series 3, as 99 percent limited partner.

     Each building of the Project has qualified and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42 (Section
     42), which regulates the use of the Project as to occupant eligibility and unit gross rent, among other requirements. Each building of the Project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the tax credits. In addition, the Partnership has executed a declaration of land use restrictive covenants which requires the utilization of the Project pursuant to Section 42 for a minimum of 30 years, even if the Partnership disposes of the Project.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

     Accounts Receivable and Bad Debts
     ---------------------------------

     Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

                             Patten Towers, L.P., II

                                December 31, 2002


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Investment in Rental Property
     -----------------------------

     Investment in rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line and double-declining balance methods as follows:

                  Building                                                      27.5 years
                  Building improvements                                         27.5 years
                  Building equipment                                             5-7 years

     Amortization
     ------------

     Bond issuance costs consist of fees for obtaining the mortgage payable and are being amortized over the 30-year life of the mortgage using the straight-line method, which approximates the effective interest method.

     Tax credit monitoring fees are being amortized over the 15-year tax credit period.

     Rental Income
     -------------

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

     Income Taxes
     ------------

     Profit or loss of the Partnership is allocated 1 percent to the general partner and 99 percent to the investor limited partner. No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

NOTE B - ACQUISITION AND REHABILITATION

     The financing of the acquisition and rehabilitation of the Project was provided by the Industrial Development Board of the County of Hamilton, Tennessee (the Authority), through a tax-exempt bond issue, for $7,930,000. Additional equity funding was provided by capital contributions from the investor limited partner.

                             Patten Towers, L.P., II

                                December 31, 2002


NOTE C - PROMISSORY NOTE PAYABLE

     A promissory note payable, in the original amount of $7,930,000, was funded with proceeds from the issuance of Multifamily Housing Revenue Bonds (the Bonds), issued by the Authority. Repayment terms and conditions under the mortgage equal those of the Bonds. The interest rate on the Tax-Exempt 1995A Bonds is 6.125 percent until August 1, 2007, 6.3 percent until August 1, 2026, and 6.375 percent until maturity. The interest rates for the Taxable 1995 Bonds and the Tax-Exempt 1995B Bonds are 6.250 percent and
     7.125 percent, respectively. Principal and interest are payable semiannually commencing August 1, 1997, and continuing through maturity on August 1, 2026. During 2002, the Partnership failed to make principal payments of $200,000 that were due during the year. The Partnership is in default of its bond covenants and the property could be foreclosed on by the Trustee to satisfy its obligations under the bonds. Currently, the Partnership is attempting to refinance the bonds. As of December 31, 2002, the bonds are fully payable on demand under the events of default. The principal balance was $6,025,000 at December 31, 2002.

     The liability of the Partnership under the mortgage is limited to the underlying value of the real estate collateral.

NOTE D - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

     The U.S. Department of Housing and Urban Development (HUD) has contracted with the Partnership, under Section 8 of Title II of the Housing and Community Development Act of 1974, to make housing assistance payments to the Partnership on behalf of qualified tenants. The agreement expires December 2007.

     The HAP contract is pledged as collateral under the promissory loan. Payments received are required to be deposited directly into the revenue fund pursuant to the Trust Indenture. All disbursements are strictly controlled by the Trustee.

NOTE E - RELATED PARTY TRANSACTIONS

     Development Agreement
     ---------------------

     Pursuant to a development agreement, the Partnership agreed to pay the general partner a development fee of $1,333,163. The unpaid amount is payable from future capital contributions and cash flow in accordance with the Partnership agreement.

                             Patten Towers, L.P., II

                                December 31, 2002


NOTE E - RELATED PARTY TRANSACTIONS (Continued)

     Note Payable - Affiliates
     -------------------------

     During the year ended December 31, 2002, an affiliate of the limited partner entered into a note for $132,473. The note bears interest at 10% and matures August 2012. Accrued interest and interest expense on the note was $5,249 for the year ended December 31, 2002.

     Management Fee
     --------------

     The property is managed by an affiliate of the general partner. The management agreement provides for a management fee of 5% of gross operating revenue. Management fees charged to operations for the year ended December 31, 2002, were $79,560. As of December 31, 2002, $85,731 remains due.

NOTE F - RESTRICTED CASH HELD BY BOND TRUSTEE

     Restricted cash is comprised of funds held by the Bond Trustee established at closing of the bond issue as required by the Trust Indenture. The funds were established to be used to complete the rehabilitation of the Project and to remit the amounts required to pay for insurance, taxes, principal and interest when due and payable. The debt service reserve fund is used solely to make up any deficiency in the bond fund relating to payments of interest and principal on the bonds, whether at maturity or upon earlier redemption. Investments of the amounts held by the Trustee are subject to limitations.

     The balances in the funds at December 31, 2002, are as follows:
                    Bond insurance/tax fund                                   $           41,449
                    Debt service fund                                                    299,169
                    Surplus fund                                                               8
                    Transition fund                                                       97,664
                                                                              --------------------

                                                                              $          438,290
                                                                              --------------------

     The Partnership will receive any amounts remaining in the funds upon redemption of the bonds after payment of all fees and expenses.

                             Patten Towers, L.P., II

                                December 31, 2002


NOTE G - CONTINGENCY

     The Project's low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42 of the Internal Revenue Code. Failure to maintain compliance with occupancy eligibility, and/or gross rent, or to correct noncompliance within a specified time period could result in recapture of tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.